Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of First Choice Healthcare Solutions, Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated May 12, 2024 on the consolidated balance sheets of Pointe Medical Live Well group as of December 31, 2023 and 2022 and the related consolidated statements of operations and comprehensive income, changes in stockholders’ deficit, and cash flows for each of the years then ended, and the related notes.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

March 10, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com